EXHIBIT 23.2

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2002 Stock Option Plan, as amended, the 2004 Omnibus Stock Plan and the Executive Stock Option Agreements, of Gander Mountain Company of our report dated February 27, 2004 (except Note 10, as to which the date is March 18, 2004) with respect to the consolidated financial statements of Gander Mountain Company for the three years ended January 31, 2004 included in its Registration Statement (Form S-1 No. 333-112494) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
September 7, 2004